United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – November 9, 2012

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 9, 2012, Christopher E. Kubasik, the Corporation’s Vice Chairman, President and Chief Operating Officer, resigned as Vice Chairman, President and Chief Operating Officer and as a member of the Board of Directors (the “Board”), effective immediately. A copy of the press release of the Corporation dated November 9, 2012, announcing the resignation of Mr. Kubasik is attached as Exhibit 99.1.

(c) Following the resignation of Mr. Kubasik, the Board elected Marillyn A. Hewson (age 58) to serve as the Corporation’s President and Chief Operating Officer, effective immediately. The Board also elected Ms. Hewson as Chief Executive Officer effective as of January 1, 2013. As previously announced, on December 31, 2012, Robert J. Stevens, the Corporation’s Chairman and Chief Executive Officer, will step down as Chief Executive Officer. Mr. Stevens will serve as Executive Chairman of the Board after December 31, 2012.

Ms. Hewson has served as Executive Vice President – Electronic Systems since January 2010. She previously served as President, Systems Integration – Owego from September 2008 to December 2009; Executive Vice President – Global Sustainment for Aeronautics from February 2007 to August 2008; President, Lockheed Martin Logistics Services Company from January 2007 to February 2007; and President and General Manager, Kelly Aviation Center, L.P. from August 2004 to December 2007. Ms. Hewson is chair of the Sandia Corporation Board of Directors and has served as a director of E.I. duPont de Nemours and Company since 2007. Ms. Hewson also serves on the Association of the United States Army Council of Trustees and the University of Alabama’s Culverhouse College of Commerce and Business Administration Board of Visitors. She formerly served as a director of Carpenter Technology Corporation from 2002 to 2006.

(d) As noted above, on November 9, 2012, the Board elected Marillyn Hewson to serve as President and Chief Operating Officer, and commencing on January 1, 2013, to serve as President and Chief Executive Officer. Ms. Hewson also was elected to serve as a member of the Board effective on November 9, 2012. Information concerning Ms. Hewson’s experience is set forth above.

(e) In connection with Mr. Kubasik’s resignation, the Corporation and Mr. Kubasik entered into a Separation Letter Agreement dated November 9, 2012 (the “Separation Agreement”). Under the terms of the Separation Agreement, the Corporation and Mr. Kubasik have agreed, among other things, to the following:

•	The Corporation will pay Mr. Kubasik $3.5 million as a separation payment;

•	Mr. Kubasik will not be entitled to a separate bonus for 2012 under the Corporation’s management incentive compensation plan;

•

Mr. Kubasik will be treated as resigning for purposes of option, restricted stock unit and long term incentive performance (“LTIP”) awards under the Corporation’s incentive performance award plans and, as a result, will forfeit any unvested options, unvested restricted stock units and LTIP awards for periods that have not been completed as of November 9, 2012; his awards otherwise will be treated in accordance with the terms of the respective plans;

•

Mr. Kubasik will continue to be bound by the non-compete, non-solicitation, proprietary information, non-disparagement and cooperation covenants contained in his existing option, restricted stock and LTIP award agreements;

•	Mr. Kubasik will release the Corporation for all claims permitted by law, including claims arising out of his separation from the Corporation; and

•	In the same manner as other directors, officers and employees, Mr. Kubasik will continue to be entitled to indemnification as a director, officer and employee under the Corporation’s Bylaws.

Mr. Kubasik also will receive additional benefits customarily provided to all U.S. employees in connection with their termination of employment, including the eligibility to continue to participate in the Corporation’s group medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended, for a period of up to 18 months.

The foregoing summary is qualified in its entirety by the terms and conditions set forth in the Separation Agreement, which are incorporated by reference in this Item 5.02(e). A copy of the Separation Agreement is attached as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation Letter Agreement dated as of November 9, 2012

99.1	Press Release of the Corporation dated as of November 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ Marian S. Block
Marian S. Block
Vice President & Associate General Counsel

November 9, 2012

Exhibit Index

Exhibit No.	Description

10.1	Separation Letter Agreement dated as of November 9, 2012

99.1	Press Release of the Corporation dated as of November 9, 2012